                                                                                                                        FORM 5
|_|        Check this box if no longer
           subject to Section 16.
           Form 4 or Form 5
           obligations may continue.
           See Instruction 1(b).

|_|        Form 3 Holdings Reported.

|_|        Form 4 Transactions Reported.

                                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      Washington, D.C.  20549

                                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
                       Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940






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1. Name and Address of Reporting Person   2.Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                                                                                 (Check all applicable)

Manzke         Sandra       L.            Tremont Advisers, Inc.  TMAV                 __X__Director           _X__10% Owner

 (Last)        (First)     (Middle)      3.IRS or Social Security   4.Statement for    __X__Officer            ____Other
                                            Number of Reporting        Month/Year         (give title below)       (specify below)
   c/o Tremont Advisers, Inc.               Person (Voluntary)                          Chief Executive Officer
   555 Fremd Avenue, Suite C206                                         12/99

               (Street)                                           5.If Amendment,      7.  Individual or Joint/Group Filing
                                                                    Date of Original          (check applicable line)
Rye,       New York          10580                                      (Month/Year)

                                                                                   __X__  Form filed by One Reporting Person
  (City)        (State)     (Zip)
                                                                                        Form filed by More than One Reporting Person

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                                           Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.  Title of Security     2.  Trans-   3.  Trans-      4.  Securities Acquired (A)  5.  Amount of       6.  Owner-    7.  Nature of
    (Instr. 3)                action       action          or Disposed of (D)           Securities          ship          Indirect
                              Date         Code            (Instr. 3, 4 and 5)          Beneficially        Form:         Beneficial
                             (Month/      (Instr. 8)                                    Owned at End        Direct        Ownership
                              Day/                                                      of Issuer's         (D) or        (Instr. 4)
                              Year)                                                     Fiscal Year         Indirect
                                                                                        (Instr. 3 and 4)    (I)
                                                                                                            (Instr. 4)
                                                                            --------------------------------------------------------
                                                           Amount    (A) or  Price
                                                                     (D)

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Class B Common Stock         - - -                         - - -    - - -     - - -      435,970              D             ---
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

If the form is filed by more than one Reporting Person, see Instruction 4(6)(v).
Reminder: Report on a separate line for each class of securities beneficially owned direcly or indirectly.

(Print or Type Responses)

FORM 5 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of  2.Conver 3.Transac-  4.Transac-  5.Number of  6.Date Exer- 7.Title   8.Price of  9.Number of 10.Owner-    11. Nature of
 Derivative  sion or   tion Date   tion Code   Derivative   cisable and  Amount    Derivative  Deriva-      ship form     Indirect
 Security    Exercise  (Month/     (Instr. 8)  Securities   Expiration   of Under- Security    tive         of Deriva-    Beneficial
 (Instr.3)   Price of   Day/Year)              Acquired (A) Date (Month  lying Sec (Instr.5)   Securities   tive Sec-     Ownership
             Deriv-                            or Disposal  /Day/Year)   urities               Beneficially urity;        (Instr.4)
             ative                             (D)(Instr. 3,             (Instr.3              Owned at End Direct(D)
             Security                           4, and 5)                 and 4)               of Month     or In-
                                                                                               (Instr.4)    direct(I)
                                                                                                            (Instr.4)

                                                            Date    Expira-      Amount or
                                              (A)    (D)    Exer-   tion   Title Number of
                                                            cisable Date          Shares


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Options      $11.00     12/9/99                A           12/09/99 12/09/04 Class B   2,750  ---  2,750      D              ---
                                                                          Common Stock
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Options      $11.00     12/9/99                A           12/09/00 12/09/04 Class B   2,750  ---  2,750      D              ---
                                                                          Common Stock
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Options      $11.00     12/9/99                A           12/09/01 12/09/04 Class B   5,500  ---  5,500      D              ---
                                                                          Common Stock
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Options       $3.00      ---                  ---    ---    6/12/99  6/12/02 Class B  43,750  --- 43,750      D              ---
                                                                          Common Stock
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Class A      1.1         ---                  ---    ---    8/15/98   N/A    Class B  229,500 --- 229,500     D              ---
Common Stock                                                              Common Stock
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Explanation of Responses:

                                                                                       /s/   Sandra L. Manzke              2/08/00
                                                                                       ------------------------------    --------
                                                                                       **Signature of Reporting Person     Date
                                                                                             Sandra L. Manzke



**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.